SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

Domino’s Pizza, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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Domino’s Pizza, Inc.

Annual Meeting of Shareholders

Ann Arbor, Michigan

Thursday, May 5, 2005

Meeting begins at 10:00 a.m. • Doors open at 9:30 a.m.

30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 734-930-3030

For those shareholders unable to attend, the meeting will be broadcast live over the internet beginning at 10:00 a.m. EDT at www.dominos.com.

For further information, call Domino’s Pizza Investor Relations at 734-930-3008.

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Domino’s Pizza, Inc. (the “Company”) will be held at Domino’s Pizza World Resource Center, on May 5, 2005, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect two Directors, each for a term of three years;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current year; and

3.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 25, 2005 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Directors,

Elisa D. Garcia C.
Secretary

April 8, 2005

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. Voting your shares by the enclosed Proxy, or electronically through the internet or by telephone, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically through the internet or by telephone.

Domino’s Pizza, Inc.

Notice of 2005 Annual Meeting of Shareholders,

Proxy Statement and Other Information

DOMINO’S PIZZA, INC.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(734) 930-3030

PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan on Thursday, May 5, 2005, and any adjournments or postponements thereof, is being solicited on behalf of the Board of Directors of the Domino’s Pizza, Inc. A shareholder may also choose to vote electronically by accessing the internet site or by using the toll-free telephone number stated on the form of Proxy. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to Domino’s Pizza, Inc. in writing, by accessing the internet site, by using the toll-free telephone number, both stated on the form of Proxy, or in open meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated Proxy, by a later-dated electronic vote through the internet site, by using the toll-free telephone number stated on the form of Proxy, or by voting at the open meeting. All properly executed Proxies received by the Board of Directors, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by the Board of Directors that do not specify how shares should be voted will be voted “FOR” the election as Directors of the nominees listed below under “ELECTION OF DIRECTORS” and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the current year.

Solicitation of Proxies may be made by mail, personal interview and telephone by officers, directors and other employees of the Company, and by employees of the Company’s transfer agent, American Stock Transfer and Trust Company. The Company will reimburse its transfer agent, banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to shareholders.

The internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which will be borne by the shareholder.

This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on or about April 8, 2005. As used in this Proxy Statement, references to the “Company”, “Domino’s” or “Domino’s Pizza” refer to Domino’s Pizza, Inc.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights

The record date for the determination of shareholders entitled to notice of and to vote at the 2005 Annual Meeting of Shareholders was the close of business on March 25, 2005 (the “Record Date”). On the Record Date, there were 63,108,924 shares of Common Stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present. The affirmative vote of the holders of a plurality of votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees that indicate on their Proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will not be included in vote totals and will not affect the outcome of the voting on the election of directors.

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons believed by the Company to own beneficially more than 5% of the outstanding Common Stock, par value $.01 per share, of the Company as of December 31, 2004:

	Common Stock, par value $.01 per share
Name	Number of shares	Percentage of class
Bain Capital Fund VI, L.P. and Related Funds c/o Bain Capital, LLC 111 Huntington Avenue Boston, Massachusetts 02199(1)	30,690,290	44.7%

JPMP Capital, LLC 1221 Avenue of the Americas 39th Floor New York, New York 10020(2)	3,735,167	5.4%

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109(3)	3,737,400	5.4%

(1)	The shares included in the table consist of: (i) 11,818,847 shares of common stock owned by Bain Capital Fund VI, L.P., whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is Bain Capital Investors, LLC, a Delaware limited liability company (“BCI”); (ii) 13,452,988 shares of common stock owned by Bain Capital VI Coinvestment Fund, L.P., whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is BCI; (iii) 39,390 shares of common stock owned by PEP Investments PTY Ltd., a New South Wales company limited by shares for which BCI is attorney-in-fact; (iv) 1,122,272 shares of common stock owned by BCIP Associates II, whose managing partner is BCI; (v) 130,005 shares of common stock owned by BCIP Trust Associates II, whose managing partner is BCI; (vi) 177,239 shares of common stock owned by BCIP Associates II-B, whose managing partner is BCI; (vii) 54,549 shares of common stock owned by BCIP Trust Associates II-B, whose managing partner is BCI; (viii) 321,818 shares of common stock owned by BCIP Associates II-C, whose managing partner is BCI; (ix) 977,136 shares of common stock owned by Sankaty High Yield Asset Partners, L.P., whose sole general partner is Sankaty High Yield Asset Investors, LLC, whose sole managing member is Sankaty Investors, LLC, whose sole managing member is Mr. Jonathan S. Lavine, who is the managing member of Sankaty Advisors, LLC, the investment subadvisor to Sankaty High Yield Asset Partners, L.P.; and (x) 2,596,046 shares of common stock owned by Brookside Capital Partners Fund, L.P., whose sole general partner is Brookside Capital Investors, L.P., whose sole general partner is Brookside Capital Management, LLC, whose sole managing member is Mr. Roy Edgar Brakeman, III.

(2)

Includes 3,532,635 shares beneficially owned by J.P. Morgan Capital, L.P. (hereinafter referred to as “Morgan Capital”) and 202,532 shares beneficially owned by Sixty Wall Street Fund, L.P. (hereinafter referred to as “Sixty WSF”). The general partner of Morgan Capital is JPMP Capital, L.L.C. (formerly known as J.P. Morgan Capital Corporation), a Delaware limited liability company (“JPMP Capital”). JPMP Capital is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. As general partner of Morgan Capital, JPMP Capital may be deemed to beneficially own the shares held by Morgan Capital and Sixty WSF. The general partner of Sixty WSF is Sixty Wall Street SBIC Corporation, a Delaware corporation (“Sixty Wall Corp”). Sixty Wall Corp. is also engaged in the venture capital and leveraged buyant business indirectly through Sixty WSF. As general partner of Sixty WSF, Sixty Wall Corp. may be deemed to beneficially own the shares held by Sixty Wall WSF. JPMP Capital and Sixty WSF are each a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation, which is engaged (primarily through subsidiaries) in the commercial banking business.

(3)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,579,500 shares or 5.214% of the Common Stock outstanding of Dominos Pizza, Inc. as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 3,579,500 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 157,900 shares or 0.230% of the Common Stock outstanding of Domino’s Pizza, Inc. as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 157,900 shares and sole power to vote or to direct the voting of 157,900 shares of Common Stock owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

The foregoing information is based upon Schedule 13G reports filed with the Securities and Exchange Commission by the above beneficial owners in February of 2005, with respect to their holdings of the common stock of Domino’s Pizza, Inc. as of December 31, 2004.

Security Ownership of Management

The following table sets forth, as of January 31, 2005, information with respect to the Company’s Common Stock, par value $.01 per share, owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 13 of this Proxy Statement and by all Directors and Executive Officers as a group:

Name of beneficial owner	Amount and nature of beneficial ownership(1)	Percent of class
David A. Brandon(2)	1,354,254	2.1%
Harry J. Silverman(3)	384,082	*
Michael D. Soignet(4)	361,945	*
J. Patrick Doyle(5)	205,363	*
Ken C. Calwell(6)	128,894	*
Andrew B. Balson(7)	29,116,195	46.2%
Dennis F. Hightower(8)	13,946	*
Mark E. Nunnelly(9)	30,136,684	47.9%
Robert M. Rosenberg(10)	132,684	*
Vernon O. Hamilton	—	*
All directors and executive officers as a group (16 persons)(11)	33,502,923	50.9%

*	Less than 1%.

(1)	Includes options exercisable within 60 days following January 31, 2005.

(2)	Includes 1,216,176 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(3)	Includes 384,082 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(4)	Includes 361,945 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(5)	Includes 205,363 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(6)	Includes 128,547 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(7)

The shares included in the table consist of: (i) 11,818,847 shares of common stock owned by Bain Capital Fund VI, L.P., whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is BCI; (ii) 13,452,988 shares of common stock owned by Bain Capital VI Coinvestment Fund, whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is BCI; (iii) 39,390 shares of common stock owned by PEP Investments PTY Ltd., a New South Wales company limited by shares for which BCI is attorney-in-fact; (iv) 177,239 shares of common stock owned by BCIP Associates II-B, a Delaware general partnership of which Mr. Balson or an entity affiliated with him is a general partner and whose managing partner is BCI; (v) 54,549 shares of common stock owned by BCIP Trust Associates II-B, a Delaware general partnership of which an entity affiliated with Mr. Balson is a general partner and whose managing partner is BCI; (vi) 977,136 shares of common stock owned by Sankaty High Yield Asset Partners, L.P., whose sole general partner is Sankaty High Yield Asset Investors, LLC, whose sole managing member is Sankaty Investors, LLC, whose sole managing member is Mr. Jonathan S. Lavine; and (vii) 2,596,046 shares of common stock owned by Brookside Capital Partners Fund, L.P., whose sole general partner is Brookside Capital Investors, L.P., whose sole general partner is Brookside Capital Management, LLC, whose sole managing member is Mr. Roy Edgar Brakeman, III. Mr. Balson is a member of BCI, Sankaty Investors, LLC and Brookside Capital Management, LLC and accordingly may be deemed to beneficially own the shares owned by such entities. Mr. Balson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Mr. Balson is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(8)	Includes 11,446 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(9)	The shares included in the table consist of: (i) 11,818,847 shares of common stock owned by Bain Capital Fund VI, L.P., whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is BCI; (ii) 13,452,988 shares of common stock owned by Bain Capital VI Coinvestment Fund, whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is BCI; (iii) 39,390 shares of common stock owned by PEP Investments PTY Ltd., a New South Wales company limited by shares for which BCI is attorney-in-fact; (iv) 1,122,272 shares of common stock owned by BCIP Associates II, a Delaware general partnership of which Mr. Nunnelly or an entity affiliated with him is a general partner and whose managing partner is BCI; and (v) 130,005 shares of common stock owned by BCIP Trust Associates II, a Delaware general partnership of which Mr. Nunnelly or an entity affiliated with him is a general partner and whose managing partner is BCI; (vi) 977,136 shares of common stock owned by Sankaty High Yield Asset Partners, L.P., whose sole general partner is Sankaty High Yield Asset Investors, LLC, whose sole managing member is Sankaty Investors, LLC, whose sole managing member is Mr. Jonathan S. Lavine; and (vii) 2,596,046 shares of common stock owned by Brookside Capital Partners Fund, L.P., whose sole general partner is Brookside Capital Investors, L.P., whose sole general partner is Brookside Capital Management, LLC, whose sole managing member is Mr. Roy Edgar Brakeman, III. Mr. Nunnelly is a member of BCI, Sankaty Investors, LLC and Brookside Capital Management, LLC and accordingly may be deemed to beneficially own the shares owned by such entities. Mr. Nunnelly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Mr. Nunnelly is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(10)	Includes 42,036 shares of non-voting common stock that can be acquired upon the exercise of outstanding options.

(11)	Includes shares held by investment funds affiliated with Bain Capital, LLC.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of Domino’s common stock to file initial reports of ownership and reports of changes in ownership of Domino’s common stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its Directors and Executive Officers in completing and filing those reports. Domino’s is required to disclose in its proxy statement any failure to file these reports by the required due dates. The Company believes that all filing requirements applicable to its directors, executive officers and shareholders who own more than 10% of Domino’s common stock were complied with during the last completed fiscal year.

ELECTION OF DIRECTORS

Domino’s has a classified Board of Directors currently consisting of two Directors with terms expiring in 2005 (Class I), two Directors with terms expiring in 2006 (Class II) and two Directors with terms expiring in 2007 (Class III). At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year the two Class I Director nominees (including one Director whose term expires in 2005) will stand for election to a three-year term expiring at the

2008 Annual Meeting. Mr. Harry J. Silverman, our other Class I Director, is scheduled to retire on December 31, 2005 and will not stand for reelection at the 2005 Annual Meeting. The persons named in the enclosed proxy will vote to elect Andrew Balson and Vernon “Bud” Hamilton as directors unless the Proxy is marked otherwise. Each of the nominees has indicated their willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board of Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Set forth below are the name, age and principal occupation of each nominee for election as a Class I Director and of each continuing member of the Board of Directors. Information with respect to the business experience for the past five years, the names of other publicly-held companies on which they serve as a director appears later in this proxy statement. The number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each director, directly or indirectly, as of January 31, 2005, appears earlier in this Proxy Statement.

Nominees for Election for Terms Expiring in 2008 (Class I Directors)

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Andrew B. Balson	38	Mr. Balson has been a Managing Director of Bain Capital, LLC, a global investment company, since January 2001. Mr. Balson became a Principal of Bain Capital in June 1998.	1999

Vernon “Bud” O. Hamilton	62	Mr. Hamilton served in various executive positions for Procter & Gamble from 1967 through 2003. Mr. Hamilton most recently served as Vice President, Innovation—Research & Development—Global from 2002 through 2003. He also served as President of Eurocos, a wholly-owned subsidiary of Procter & Gamble, from 1994 to 1995, Vice President of Procter & Gamble Customer Marketing—North America from 1996 through 1998 and Vice President of Procter & Gamble Customer Business Development—North America from 1999 to 2001.	n/a

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE FOR THE ABOVE NOMINEES

Continuing Directors

The following Directors will continue to serve after the 2005 Annual Meeting:

Directors with Terms Expiring in 2006 (Class II Directors)

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
David A. Brandon	52	Chairman, Chief Executive Officer and a Director of Domino’s Pizza, Inc. since March 1999. Mr. Brandon has also served as Chief Executive Officer and as a Manager of Domino’s Pizza LLC since March 1999.	1999

Mark E. Nunnelly	46	Managing Director, Bain Capital, LLC, a global investment company.	1998

Directors with Terms Expiring in 2007 (Class III Directors)

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Robert M. Rosenberg	67	Mr. Rosenberg served as president and chief executive officer of Allied Domecq Retailing, USA from 1993 to August 1999 when he retired.	1999

Dennis F. Hightower	63	Mr. Hightower served as chief executive officer of Europe Online Networks, S.A., a broadband interactive entertainment provider, from June 2000 to February 2001. He was Professor of Management at the Harvard Business School from July 1997 to June 2000.	2003

DIRECTOR BACKGROUND INFORMATION

David A. Brandon has served as our Chairman, Chief Executive Officer and as a Director since March 1999. Mr. Brandon has also served as Chairman, Chief Executive Officer and as a Manager of Domino’s Pizza LLC since March 1999. Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998. Mr. Brandon serves on the Boards of Directors of The TJX Companies, Inc., Burger King Corporation and Kaydon Corporation. Mr. Brandon also serves on the Board of Regents for the University of Michigan.

Andrew B. Balson has served on our board of directors since March 1999. Mr. Balson also serves on the Audit Committee of the board of directors. Mr. Balson has been a Managing Director of Bain Capital, a global investment company, since January 2001. Mr. Balson became a Principal of Bain Capital in June 1998. Mr. Balson serves on the Boards of Directors of Burger King Corporation and UGS Corp. as well as a number of other private companies.

Dennis F. Hightower has served on our board of directors since February 2003, serves as the Chair of the Audit Committee of our board of directors and serves as the Chair of the Nominating and Corporate Governance Committee. Mr. Hightower served as chief executive officer of Europe Online Networks, S.A., a broadband interactive entertainment provider, from May 2000 to March 2001. He was Professor of Management at the Harvard Business School from July 1997 to May 2000. He was previously employed by The Walt Disney Company, serving as president of Walt Disney Television & Telecommunications, president of Disney Consumer Products (Europe, Middle East and Africa) and related service in executive positions in Europe. He serves on the Boards of Directors of Accenture, Ltd., The Gillette Company, Northwest Airlines, Inc. and The TJX Companies, Inc.

Mark E. Nunnelly has served on our board of directors since December 1998. Mr. Nunnelly is a Managing Director of Bain Capital, a global investment company. Mr. Nunnelly serves on the Boards of Directors of Houghton-Mifflin Company, Warner Music and DoubleClick, Inc., as well as a number of private companies and not-for-profit corporations.

Robert M. Rosenberg has served on our board of directors since April 1999 and serves as the Chair of the Compensation Committee. Mr. Rosenberg also serves on the Audit Committee of the board of directors. Mr. Rosenberg served as president and chief executive officer of Allied Domecq Retailing, USA from 1993 to August 1999 when he retired. Allied Domecq Retailing, USA is comprised of Dunkin’ Donuts, Baskin-Robbins and Togo’s Eateries. Mr. Rosenberg also serves on the Boards of Directors of Sonic Corp. and Buffets, Inc.

Vernon “Bud” O. Hamilton is a nominee for our board of directors at the 2005 Annual Meeting of Shareholders. Mr. Hamilton served in various executive positions for Procter & Gamble from 1967 through 2003. Mr. Hamilton most recently served as Vice President, Innovation—Research & Development—Global

from 2002 through 2003 and served as President of Eurocos, a wholly owned subsidiary of Procter & Gamble, from 1994 to 1995, Vice President of Procter & Gamble Customer Marketing—North America from 1996 through 1998 and Vice President of Procter & Gamble Customer Business Development—North America from 1999 to 2001.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

The Board of Directors has adopted the Domino’s Pizza Corporate Governance Principles and the Charter of the Nominating and Corporate Governance Committee that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Corporate Governance Principles, the Board of Directors meets quarterly in executive session (without management present). The Company’s corporate and investor website (www.dominos.com/ Investors/Corporate Governance) contains the Corporate Governance Principles and the Nominating and Corporate Governance Committee Charter. The discussion leader for these executive session meetings generally is the Chair of the Nominating and Corporate Governance Committee, although the Chairs of the Audit and Compensation Committees lead discussions on matters within the purview of those Committees.

The Corporate Governance Principles provide that the Board’s goal is that a majority of the Directors should be independent directors. A Director will be designated as independent if he or she (i) has no material relationship with the Company or its subsidiaries; (ii) satisfies the other criteria specified by New York Stock Exchange listing standards; (iii) has no business conflict with the Company or its subsidiaries; and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. The Board of Directors has affirmatively determined that the following Directors are independent under that definition:

Robert M. Rosenberg

Dennis F. Hightower

The Board of Directors has also determined that Mr. Hamilton, if elected, would be an independent Director under the above definition.

The Corporate Governance Principles further provide that the Directors are invited and expected to attend the Annual Meeting of Shareholders.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. The Code of Professional Conduct is posted on the Company’s website (www.dominos.com/ Investors/Corporate Governance). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website.

A total of seven meetings of the Board of Directors of the Company were held during 2004. Each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director.

For 2004, our independent Directors were paid $30,000 annually, plus $1,000 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. Beginning on March 1, 2005, our independent Directors will be paid $36,000 annually, plus $1,500 for each Board meeting and $1,250 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each meeting attended. Meetings of the Audit, Compensation and the Nominating and Corporate Governance Committees are qualified meetings, as are meetings of any special committees established from time to time. In addition, the Chair of the Audit Committee was paid $5,000 in 2004. Beginning on March 1, 2005, the Chair of the Audit Committee will be paid $10,000 annually and the Chairs of each qualified committee will be paid $6,000 annually.

Directors who are not employees of the Company or its subsidiaries and are independent directors also receive annual grants of stock options under the Company’s 2004 Equity Incentive Plan. Beginning in 2005, each Independent Director will receive an annual grant of options to purchase 7,500 shares of Domino’s common stock. The option exercise price for these grants will be equal to 100% of the fair market value of the Company’s common stock on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company’s first fiscal quarter. The options granted to Directors have a one-year vesting period and each option is granted for a period of 10 years (subject to special provisions in the case of termination of service, retirement or death).

In accordance with New York Stock Exchange requirements, the Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which will be comprised solely of “independent” Directors, as defined by Section 303A of the New York Stock Exchange listed company rules, by July 13, 2005 in accordance with New York Stock Exchange listed company rules.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee will be independent by July 13, 2005 as required under the New York Stock Exchange listed company rules as discussed above. In June 2004 the Board of Directors approved a Nominating and Corporate Governance Committee Charter, which can be found on the Company’s corporate and investor website (www.dominos.com/Investors /Corporate Governance).

The members of the Nominating and Corporate Governance Committee are Messrs. Hightower (Chair), Rosenberg and Nunnelly. Messrs. Hightower and Rosenberg are “independent” Directors, as defined in Section 303A of the New York Stock Exchange listed company rules. The Committee was established on July 13, 2004 and held its first meeting in February of 2005. Its functions include assisting the Board in determining the desired qualifications of Directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommends directors to serve on committees, oversees the determinations of director independence, oversees the annual evaluation of the Board and management, and reviews management and Board succession plans.

The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a Director. The Nominating and Corporate Governance Committee has the ability to use a paid outside search firm to identify possible directors and the candidates will be evaluated according to the qualification criteria as set forth in the Board’s Corporate Governance Principles, including:

•	High personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of all shareholders and objectively appraise management’s performance; and

•	Board diversity, and other relevant factors as the Board may determine.

Mr. Hamilton was recommended by the Nominating and Corporate Governance Committee for election as Director at the 2005 Annual Meeting of Shareholders. Mr. Hamilton was identified to the Nominating and Corporate Governance Committee by the Chairman and CEO of Domino’s Pizza, David Brandon. The other nominee for election at the 2005 Annual Meeting of Shareholders, Andrew Balson, already serves as a Director of the Company.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2006 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than December 9, 2005, to Elisa D. Garcia C., Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for Director recommended by a shareholder.

Compensation Committee

Each member of the Compensation Committee will be independent by July 13, 2005 as required under the New York Stock Exchange listed company rules as discussed above in relation to the Nominating and Corporate Governance Committee. In June 2004, the Board of Directors approved a Compensation Committee Charter, which can be found on the Company’s corporate and investor website (www.dominos.com/Investors/CorporateGovernance). The Compensation Committee was established on July 13, 2004 and held its first meeting on February 17, 2005.

The members of the Compensation Committee are Messrs. Rosenberg (Chair), Nunnelly and Hightower. The Compensation Committee meets regularly to conduct its required business in accordance with the Compensation Committee Charter. The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and non-CEO officers, making recommendations to the Board with respect to non-CEO officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making administrative and compensation decisions under equity compensation plans approved by the Board, administering one or more cash bonus plans, subject to shareholder approval, that will qualify compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, and implementing and administering such plans.

Audit Committee

Each member of the Audit Committee will be independent after the 2005 Annual Meeting of Shareholders as required under the New York Stock Exchange listed company rules as discussed above in relation to the

Nominating and Corporate Governance Committee. In June 2004, the Committee recommended, and the Board of Directors approved, a revised Audit Committee Charter, which is attached as Annex A to this Proxy Statement.

The existing members of the Audit Committee are Messrs. Hightower (Chair), Rosenberg and Balson, and following the 2005 Annual Meeting of Shareholders, it is expected that the members of the Audit Committee will be Messrs. Hightower, (Chair), Rosenberg and Hamilton. The Board of Directors has determined that two of its independent members, each meeting the requirements of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act, Messrs. Hightower and Rosenberg, are audit committee financial experts. The Committee met five times during 2004. Its functions include providing assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent public accountants, the Company’s system of internal controls, the internal audit function, the Company’s code of ethical conduct, retaining and, if appropriate, terminating the independent public accountants, and approving audit and non-audit services to be performed by the independent public accountants.

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent public accountants are pre-approved. The Committee’s Pre-Approval Policy is attached as Annex B to this Proxy Statement. No services were provided by the independent public accountants in 2004 that were approved by the Committee under Securities and Exchange Commission Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus to be approved by the Committee after such services have been performed).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands).

	2004	2003
Audit fees(1)	$438	$430
Audit-related fees(2)	461	476
Tax fees(3)	29	10
All other fees(4)	27	—

Total	$955	$916

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes fees for services related to audits of our advertising fund subsidiary and 401(k) savings plan, transaction-related services and an agreed upon procedures engagement. In 2004, approximately $383,000 of the fees were for services related to our initial public offering and in 2003, approximately $404,000 of the fees were for services related to our recapitalization transaction.

(3)	Includes services rendered for tax compliance, tax advice and tax planning.

(4)	In 2004, includes services related to Sarbanes-Oxley Act compliance.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee operates in accordance with a written charter adopted by the Board of Directors and reviewed annually by our committee. We are responsible for overseeing the quality and integrity of Domino’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is also responsible for the selection of the Company’s independent accountants.

In performing its responsibilities, the Audit Committee, in addition to other activities, (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; and (iii) received the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2004 for filing with the Securities and Exchange Commission.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment, subject to shareholder ratification, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Respectfully submitted,

Audit Committee

Dennis F. Hightower, Chairman

Andrew B. Balson

Robert M. Rosenberg

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation awarded or paid to, each of the Chief Executive Officer and the four other executive officers of Domino’s Pizza, Inc. who were the most highly compensated for 2004. All information set forth in this table reflects compensation earned by these individuals for services with Domino’s and its subsidiaries with respect to each of the last three years of the Company. For ease of reference, we collectively refer to these executive officers throughout this section as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

		Annual compensation					Long-term compensation
Name and principal position	Year	Salary($)	Bonus($)(1)	Other annual compensation($)(2)			Securities underlying options(#)(3)	All other compensation($)(4)
David A. Brandon Chairman and Chief Executive Officer	2004 2003 2002	$600,000 600,000 600,000	$1,200,000 4,548,780 1,200,000	$	— 304,357 59,454		333,333 293,333 166,666	$9,972 13,875 20,863	(5)

Harry J. Silverman Chief Financial Officer, Executive Vice President of Finance	2004 2003 2002	310,000 310,000 310,000	400,000 1,925,998 510,000		500,000 59,194 —	(6)	133,333 166,666 33,333	21,791 6,662 6,700	(7)

Michael D. Soignet Executive Vice President of Maintain High Standards— Distribution	2004 2003 2002	285,000 285,000 285,000	358,000 1,795,998 470,000		500,000 59,221 —	(6)	116,666 150,000 33,333	19,089 6,695 7,594	(8)

J. Patrick Doyle Executive Vice President, Leader of TEAM U.S.A.	2004 2003 2002	266,346 260,000 260,000	340,000 876,000 415,000		— — —		100,000 140,000 26,666	23,955 9,024 5,768	(9)

Ken C. Calwell Executive Vice President of Build the Brand	2004 2003 2002	285,000 285,000 285,000	358,000 730,000 350,000		— —		100,000 116,666 33,333	18,065 7,545 1,799	(10)

(1)	In 2003, the amounts presented represent annual bonuses as determined by the board of directors in conformance with the formula in each Named Executive Officer’s employment agreement, as well as amounts received in connection with our recapitalization in June 2003, which were based on certain option holdings of the Named Executive Officers. The following table details each Named Executive Officer’s annual bonus and non-recurring payments relating to the 2003 recapitalization.

	Annual bonus	Recapitalization payment	Total
David A. Brandon	$1,200,000	$3,348,780	$4,548,780
Harry J. Silverman	400,000	1,525,998	1,925,998
Michael D. Soignet	365,000	1,430,998	1,795,998
J. Patrick Doyle	325,000	551,000	876,000
Ken C. Calwell	350,000	380,000	730,000

(2)	Except as otherwise indicated, none of the perquisites and other benefits paid to our Named Executive Officers exceeded the lesser of $50,000 and 10% of the total annual salary and bonus received by such Named Executive Officer. The 2002 amounts primarily represent amounts related to the use of our airplane. The 2003 amounts primarily represent amounts reimbursed by us for the payment of taxes.

(3)	The options granted in 2002 and 2003 are for the purchase of shares of our non-voting common stock, which were initially granted by Domino’s Pizza, Inc.’s predecessor company, TISM, Inc., prior to the

Company’s initial public offering. The options granted in 2004 are for purchase of shares of our voting common stock under the Domino’s Pizza 2004 Equity Incentive Plan.

(4)	These amounts primarily represent reimbursement for certain medical bills and term life insurance premiums paid by us for the benefit of the Named Executive Officers and contributions made under our 401(k) plan.

(5)	Includes (i) $915 of insurance premiums paid by us on behalf of Mr. Brandon for a personal liability insurance policy, (ii) $4,100 of matching contributions under our 401(k) plan, (iii) $1,970 of medical reimbursements, (iv) $1,518 for a group term life policy and (v) $1,469 in a long-term bonus.

(6)	Includes $500,000 paid to each of Messrs. Silverman and Soignet under the terms of our senior executive deferred bonus plan, which payments were earned in 1998 and were required as a result of our initial public offering.

(7)	Includes (i) $915 of insurance premiums paid by us on behalf of Mr. Silverman for personal liability insurance and long-term disability policies, (ii) $4,100 of matching contributions under our 401(k) plan, (iii) $468 for a group term life policy and (iv) $16,308 in other awards.

(8)	Includes (i) $915 of insurance premiums paid by us on behalf of Mr. Soignet for personal liability insurance and long-term disability policies, (ii) $3,925 of matching contributions under our 401(k) plan, (iii) $423 for a group term life policy, (iv) $676 in a long-term bonus and (v) $13,150 in other awards.

(9)	Includes (i) $915 of insurance premiums paid by us on behalf of Mr. Doyle for personal liability insurance and long-term disability policies, (ii) $4,100 of matching contributions under our 401(k) plan, (iii) $1,820 of medical reimbursements, (iv) $252 for a group term life policy, (v) $676 in a long-term bonus and (vi) $16,192 in other awards.

(10)	Includes (i) $915 of insurance premiums paid by us on behalf of Mr. Calwell for personal liability insurance and long-term disability policies, (ii) $282 for a group term life policy, (iii) $676 in a long-term bonus, and (iv) $16,192 in other awards.

The following table sets forth information concerning individual grants of stock options made during the fiscal year ended January 2, 2005 to each of the Named Executive Officers.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of securities underlying options granted(1)	Percent of total options granted to employees in fiscal year	Exercise price ($/Share)	Expiration date	Potential realizable value at assumed annual rates of stock price appreciation for option term(2)
					5%	10%
David A. Brandon	333,333	18.8%	$14.00	7/13/2014	$2,934,839	$7,437,457
Harry J. Silverman	133,333	7.5%	14.00	7/13/2014	1,173,934	2,974,978
Michael D. Soignet	116,666	6.6%	14.00	7/13/2014	1,027,189	2,603,098
J. Patrick Doyle	100,000	5.6%	14.00	7/13/2014	880,452	2,231,239
Ken C. Calwell	100,000	5.6%	14.00	7/13/2014	880,452	2,231,239

(1)	Options relate to shares of common stock and were awarded by our board of directors under the Domino’s Pizza 2004 Equity Incentive Plan.

(2)	The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder’s continued employment through the option period and the date on which the options are exercised. If our common stock does not increase in value after the grant date of the options, the options are valueless.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information for the Named Executive Officers concerning stock option exercises during the fiscal year ended January 2, 2005 and options outstanding at the end of our last fiscal year.

Aggregate option exercises in fiscal 2004 and fiscal year-end option values

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at fiscal year end(1)		Value of unexercised in-the-money options at fiscal year end(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Brandon	—	$—	1,233,676	568,000	$19,820,131	$3,411,522
Harry J. Silverman	31,750	23,812	401,582	266,666	6,433,311	1,725,329
Michael D. Soignet	24,721	18,540	371,945	236,666	5,954,364	1,540,131
J. Patrick Doyle	14,469	10,851	206,863	212,000	3,185,537	1,403,680
Ken C. Calwell	28,119	8,210	128,547	193,333	1,857,164	1,233,064

(1)	The numbers reported reflect that Messrs. Brandon, Silverman, Soignet, Doyle and Calwell have the option to purchase 1,468,343, 534,915, 491,945, 318,863 and 221,880 shares, respectively, of non-voting common stock.

(2)	Value is based on the difference between the option exercise price and the fair market value at January 2, 2005 ($17.80).

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company’s executive compensation policy is a “pay for performance” system. In an effort to provide shareholders with a better understanding of the Company’s executive compensation practices, this Report provides information beyond the information required by the proxy rules of the Securities and Exchange Commission. The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report.

Overview

During fiscal 2004, the Board established an appropriate governance process, including the establishment of a Compensation Committee. The Board adopted a written charter for the Compensation Committee that clearly articulates the duties and responsibilities of the committee. The Compensation Committee of the Board is responsible for administering the Company’s executive compensation programs and establishing the salaries and other compensation of the Company’s executive officers. The committee consists of only non-employee directors, who are appointed by the Board.

Compensation Philosophy

Domino’s Pizza, Inc. is committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation programs for executive officers are designed to maintain these commitments and encourage strong financial performance on an annual and longer-term basis. The principal elements of the compensation structure for the Chief Executive Officer and other executive officers are base salary, performance bonus awards, certain fringe benefits, and long-term compensation consisting primarily of stock options.

In order to maintain the effectiveness of our current executive compensation structure, the Compensation Committee annually reviews the reasonableness of executive compensation levels using public information about comparable companies within our industry, taking into account individual performance as well as the Company’s growth and profitability. In making such determinations, the Compensation Committee reviews the nature and scope of each executive officer’s responsibilities as well as his or her effectiveness in supporting our long-term goals. The Compensation Committee attempts to set levels of salary, bonus, and other compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment. In February, 2005 the committee retained Frederic W. Cook & Co., Inc., an independent compensation consulting firm, to advise it on compensation matters.

Annual Compensation

The Compensation Committee annually reviews and approves the base salaries of executive officers, including the Chief Executive Officer. In making these determinations, the committee considers various factors such as the executive’s employment agreement with the Company, the executive’s performance and responsibilities, leadership, years of experience, competitive salaries within the marketplace, and the executive’s total compensation package.

Annual Performance Bonuses

The annual performance bonus for executive officers consists of a cash bonus payment based upon both the Company’s total performance and individual executive performance. Each year, the committee approves bonus targets for the Company and sets a bonus target for the Named Executive Officers based on the achievement of a certain EBITDA target. No bonuses are paid to Key Executives (as defined herein) unless 90% of the bonus target is exceeded in the applicable fiscal year. Each Key Executive receives one-tenth of one percent (0.1%) of a specified percentage of their base salary for every one hundredth of one percent (0.01%) (rounded to the nearest hundredth) in excess of 90% of the bonus target that is achieved in the applicable fiscal year. Key

Executives are also eligible for an annual discretionary bonus, the amount of which is determined in the sole discretion of the Chief Executive Officer based on subjective and objective criteria established by the Chief Executive Officer, of up to 25% of their base salary. The committee approves annual bonuses for all eligible employees, including the executive officers of the Company, based on whether the pre-approved bonus targets were met and whether any other pre-established performance criteria set by the Compensation Committee were achieved. The committee may revise the established performance criteria and establish new performance criteria.

Long-Term Compensation

In order to ensure that the interests of management are aligned with creating shareholder value, the Compensation Committee provides and maintains long-term equity incentive programs. Grantees do not receive a benefit from stock options unless and until the market price of the Company’s common shares increases. This program accomplishes the objective of linking each executive officer’s opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company’s common shares.

The Compensation Committee has the authority to issue equity awards under the Domino’s Pizza, Inc. 2004 Equity Incentive Plan, which was adopted in 2004. Under the plan, the Compensation Committee may award incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, stock deliverable on a deferred basis, performance-based stock awards, and cash payments intended to defray the cost of awards. Participation in the plan is limited to those key employees and other persons who are recommended by management and approved by the Compensation Committee. Under the plan, the maximum number of shares for which awards may be granted to any participant in any year, and the maximum number of shares deliverable to any participant through other awards for any year, is in each case limited to 1,000,000 shares per participant. The limit on shares available under the plan, the individual limits, and other award terms are subject to adjustment to reflect stock splits or stock dividends, combinations, and certain other events. The plan also includes provisions concerning the treatment of awards upon the termination of service of an individual employee, and in the case of a merger or similar corporate transaction by the Company.

The current outstanding options under the plan generally vest ratably over a five-year period. As of January 2, 2005 there were 1,702,754 options currently issued and outstanding under the plan and a total of 3,897,246 authorized but unissued options under the plan, none of such options were fully vested. Additionally as of January 2, 2005, there were 5,520,540 outstanding options issued prior to July 13, 2004 under the TISM, Inc. Fourth Amended and Restated Stock Option Plan of which 4,070,006 options are fully vested.

Certain Benefits

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide executive officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the executive officer’s employment and/or income received as an active employee. The retirement program consists of two savings plans: 1) a tax-qualified 401(k) savings plan and 2) a non-qualified deferred compensation plan. The 401(k) savings plan is open to all employees age 21 or older who have also worked at least 1,000 hours. The non-qualified deferred compensation plan is offered to select senior management, including all Executives Officers.

The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time employees. All executive officers are provided reimbursement for payroll contributions when participating in the long-term disability plan as well as an umbrella life insurance policy. The executive officers are reimbursed for expenses related to the completion of an annual comprehensive physical.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of executive compensation paid by a publicly-held company to $1,000,000 per individual employee per year. This limitation generally does not apply to performance-based compensation under a plan that is approved by the shareholders of a company that also meets certain other technical requirements. The Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, the possibility exists that individual exceptions may occur.

Compensation for Chief Executive Officer

Mr. Brandon was named Chief Executive Officer and Chairman of the Board of the Company in March 1999. He had previously served as President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998 and Chairman of the Board from 1997 to 1998.

Mr. Brandon’s employment agreement provides that he will receive an annual bonus, the amount of which shall be determined based on the achievement of performance objectives. For 2004, the performance objective was based on the achievement of the same EBITDA target used to determine other key executive bonuses. The maximum amount of the bonus pursuant to his employment agreement is 200% of base salary. The payment to Mr. Brandon for 2004 was based on the extent to which the 2004 goals were achieved. Consistent with the philosophy stated earlier in this Report regarding the significance of incentive compensation to total cash compensation, 66% of Mr. Brandon’s cash compensation for 2004 was incentive pay. Since the incentive award opportunity was designed to increase as the Company’s performance increased, and decrease if the specified goals were not met, Mr. Brandon’s cash compensation was significantly affected by the Company’s performance.

Long-term incentives in the form of stock options were granted to Mr. Brandon in 2004. Stock options were granted at 100% of the fair market value of the Company’s common shares on July 13, 2004, the date of grant. Options serve to directly align Mr. Brandon’s interests with the interests of the Company and other shareholders, as Mr. Brandon will not realize a benefit unless and until the market price of the Company’s common shares increases.

The Committee believes that Mr. Brandon was reasonably compensated for the job he has done as the Chairman of the Board and Chief Executive Officer. His opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Brandon have accomplished the objective of linking shareholder and financial performance to Mr. Brandon’s total compensation.

Respectfully submitted,

Compensation Committee
Robert M. Rosenberg, Chairman
Dennis F. Hightower
Andrew B. Balson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004, none of our executive officers served on the board of directors of any entities that had one or more executive officers serve on our Compensation Committee. No current or past executive officers or employees of the Company or its subsidiaries serve on our Compensation Committee. During 2004, the following directors served on the Company’s Compensation Committee: Robert M. Rosenberg (Chair), Dennis F. Hightower and Andrew B. Balson.

COMPARATIVE STOCK PERFORMANCE

The comparative stock performance line graph below compares the cumulative shareholder return on the common stock of Domino’s (DPZ) for the period of time from the commencement of trading on the New York Stock Exchange following its initial public offering, July 13, 2004, through January 2, 2005, with cumulative total return on (i) the Total Return Index for the New York Stock Exchange (the “NYSE Composite Index”) through January 2, 2005, (ii) the Standard & Poors 500 Index through January 2, 2005, and (iii) the Peer Group Index through January 2, 2005. The companies which comprise the Peer Group Index reflect the Company’s scope of operations and the competitive market in the restaurant industry. The Peer Group Index has been computed by the Company and is comprised of the following six companies: McDonald’s Corporation; YUM! Brands, Inc.; Papa Johns, Inc.; Wendy’s International, Inc.; Jack in the Box Inc.; and CKE Restaurants, Inc. This Index has been weighted by market capitalization of each component company. The cumulative total return computations set forth in the performance graph assume the investment of $100 in the Company’s common stock, the NYSE Composite Index, the Standard & Poors 500 Index and the Peer Group Index on July 13, 2004. Prior to July 13, 2004, the Company’s common stock was not registered under the Exchange Act.

EXECUTIVE AGREEMENTS

Mr. Brandon is employed as our Chief Executive Officer pursuant to an employment agreement that terminates on December 31, 2008. Under the employment agreement, Mr. Brandon is entitled to receive an annual salary of $600,000 and is eligible for an annual bonus based on achievement of performance objectives. If Mr. Brandon is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary for two years. In addition, in those circumstances or if Mr. Brandon serves through December 31, 2008, each of Mr. Brandon and his wife is entitled to receive continued health insurance paid by us for the remainder of their lives. In connection with the recapitalization in June 2003, Mr. Brandon’s options to purchase shares of our non-voting common stock became fully vested. On July 1, 2003, Mr. Brandon was granted additional options to purchase 293,333 shares of non-voting common stock at an exercise price of $8.66 per share, which options will vest 20% per year, subject to acceleration in specified circumstances involving either a change of control of Domino’s, as described below, or a termination of employment either by the Company without cause or by Mr. Brandon for good reason. We also have a time-sharing agreement with Mr. Brandon that requires him to reimburse us for his personal use of our corporate aircraft pursuant to a statutory formula.

The Company has also entered into employment agreements (“Executive Agreements”) with each of the Named Executive Officers named in the Summary Compensation Table (see pages 12 and 13) as well as certain other executive officers (“Key Executives”). The Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these Key Executives during their respective terms of employment and in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.

Each of our other Named Executive Officers is employed pursuant to a written employment agreement, terminable at will by either party. Under each employment agreement, the Named Executive Officer is entitled to receive an annual salary and an annual formula bonus based on achievement of performance objectives and is eligible to receive a discretionary bonus. Under their respective employment agreements, Messrs. Silverman, Soignet, Doyle and Calwell are entitled to receive an annual base salary of $310,000, $285,000, $290,000 and $285,000, respectively. If the employment of any such Named Executive Officer is terminated other than for cause or if he resigns voluntarily for good reason, he is entitled to continue to receive his salary for twelve months plus any earned but unpaid bonus. In addition, if any such Named Executive Officer’s employment is terminated by reason of physical or mental disability, he is entitled to receive continued salary less the amount of disability income benefits received by him and continued coverage under group medical plans for 18 months. In addition, each of the Named Executive Officers is subject to non-competition, non-solicitation and confidentiality provisions. Each of our other executive officers is elected by and serves at the discretion of the board of directors.

Additionally, Mr. Silverman has announced his intention to retire from his position as Chief Financial Officer and Executive Vice President on December 31, 2005. In connection with this transition, the Company and Mr. Silverman have entered into a one year consulting agreement that begins on January 1, 2006 and ends on December 31, 2006.

Change-of-control provisions

The stock option agreements of our Named Executive Officers under the Fourth Amended and Restated TISM Stock Option Plan provide that upon a change in control of Domino’s Pizza, Inc., the options granted to the Named Executive Officers shall become immediately vested, but exercisable only as to an additional 20% per year. After a change in control, however, should the Named Executive Officer terminate his employment for good reason (as defined in the Executive Agreements), or if we terminate the Named Executive Officer without cause (as defined in the Executive Agreements), all options will become immediately exercisable.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT OR 5% OR GREATER SHAREHOLDERS

Stockholders agreements

In connection with the 1998 recapitalization, we entered into a number of stockholders agreements. The first agreement was entered into with investment funds affiliated with Bain Capital, LLC and specified other investors, shareholders and executive officers. In connection with our initial public offering, all of the stockholders agreements were amended to eliminate the voting agreement and the negative covenants contained therein and all of the other provisions of these agreements, other than provisions relating to registration rights, terminated by operation of the applicable agreement. The registration rights provide for demand registration rights for the investment funds affiliated with Bain Capital, LLC and for piggyback registration rights for all shareholders that are party to that stockholders agreement. The second stockholders agreement was entered into with all of our current employee shareholders. This agreement contained a provision that terminated all of the other provisions of the agreement, other than the registration rights provisions, upon our initial public offering. The registration rights provisions provide for piggyback registration rights for all such shareholders. The remaining stockholders agreements were entered into with each of our current franchisee shareholders. Each of these agreements contained a provision under which all of the other provisions of the agreement, other than the registration rights provisions, terminated at our initial public offering. The registration rights provisions provide for piggyback registration rights for all such shareholders. Each of the stockholders agreements includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, who we refer to as controlling persons, and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises our of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Management agreement

In connection with our 1998 recapitalization, we entered into a management agreement with Bain Capital Partners VI, L.P., an affiliate of Bain Capital, LLC, pursuant to which Bain Capital Partners VI, L.P. provides financial, management and operations consulting services to us. These services include advice in connection with the negotiation and consummation of agreements and other documents to provide us with financing from banks or other entities, as well as financial, managerial and operational advice in connection with our day-to-day operations, including advice with respect to the investment of funds and advice with respect to the development and implementation of strategies for improving our operating, marketing and financial performance. In exchange for such services, Bain Capital Partners VI, L.P. was paid an annual management fee not to exceed $2.0 million plus reimbursement of the expenses of Bain Capital Partners VI, L.P. and its affiliates in connection with the management agreement, our recapitalization in 1998 or otherwise related to their investment in us. In addition, in exchange for assisting us in negotiating the senior financing for any recapitalization, acquisition or other similar transaction, Bain Capital Partners VI, L.P. was entitled to a transaction fee equal to 1% of the gross purchase price, including assumed liabilities, for such transaction, irrespective of whether such senior financing is actually committed or drawn upon. In connection with our 1998 recapitalization, Bain Capital Partners VI, L.P. received a fee of $11.75 million. In connection with the closing our initial public offering in July 2004, the management agreement was terminated in exchange for a payment to Bain Capital Partners VI, L.P. of $10.0 million. The management agreement included customary indemnification provisions in favor of Bain Capital Partners VI, L.P. and its affiliates and related parties. Messrs. Balson and Nunnelly, two of our directors, are managing directors of Bain Capital, LLC. The management agreement indemnification provision provides that we will indemnify each of the above-referenced entities and persons from and against all liabilities and expenses incurred in connection with our recapitalization in 1998, the management agreement or other transactions related to their investment in us, except for such liability or expense arising on account of such indemnified person’s willful misconduct.

Financing arrangements

One of our former directors, Robert Ruggiero, Jr., is an executive officer of the ultimate general partners of J.P. Morgan Partners (BHCA), L.P. and Sixty Wall Street Fund, L.P. and an executive of J.P. Morgan Capital, L.P., each of which is a shareholder (collectively, the “JPMorgan Shareholders”). Mr. Ruggiero resigned from our board of directors effective April 21, 2004. Affiliates of the JPMorgan Shareholders provide services to us from time to time on terms which we believe are no less favorable than obtainable from an unrelated third party. J.P. Morgan Securities Inc., an affiliate of the JPMorgan Shareholders, acted as a joint book-running manager for our initial public offering in July 2004, for which they were paid approximately $7.0 million in customary underwriter fees. In addition, during 2002 and in connection with the consummation of one of our previous senior secured credit facilities, these affiliates provided financing services for which they were paid approximately $2.3 million in financing fees. In addition, J.P. Morgan Securities Inc., an affiliate of the JPMorgan Shareholders, served as the book-running manager of our 2003 senior subordinated note offering and solicitation agent for the 2009 senior subordinated note tender offer that was executed in 2003 and related consent solicitation, and other affiliates, in their respective capacities, acted as joint lead arranger, administrative agent and a lender under our new senior secured credit facility and for the first amendment thereto in November of 2003 for which they received customary fees, which totaled approximately $7.9 million. During 2004, the Company paid an affiliate of JPMorgan Shareholders $1.1 million of financing costs relating to amendments to our senior secured credit facility. JPMorgan Chase Bank received or will receive commitment and letters of credit fees for their ratable portion of our previous senior secured credit facility and our new senior secured credit facility. JPMorgan Chase Bank is also currently a counterparty to interest rate derivative agreements with us with an aggregate notional amount of $400.0 million.

Lease arrangements

In connection with our recapitalization in 1998, Domino’s Pizza LLC, our operating subsidiary, entered into a lease with Domino’s Farms Office Park L.L.C., or Domino’s Farms, with respect to its World Resource Center and Michigan distribution center. Thomas S. Monaghan, one of our former directors and our former majority shareholder, is the ultimate controlling person of Domino’s Farms.

The lease was amended in August 2002 with an effective of date of December 21, 2003 to provide for additional space, new rent and an expiration date of December 20, 2013 with two five year options to renew. Under the terms of the lease, as amended, we paid $4.5 million in rent under this lease in 2003. The base rent is subject to annual increases, based on the lower of the consumer price index or a stated percentage, which varies by year, and we expect to pay approximately $5.3 million in 2005.

Contingent notes payable

We were liable under two contingent notes to pay Mr. Monaghan and his wife an aggregate amount not to exceed approximately $15.0 million, plus interest commencing January 2003 equal to 8% per annum. Prior to our initial public offering, Mr. Monaghan transferred his interest in his contingent note to the Ave Maria Foundation and certain of his family members. Following our initial public offering, we prepaid all of the outstanding amounts due under these notes, totaling approximately $16.9 million.

Charitable contribution

In February 2004, our board of directors approved a contribution of $100,000 to the David A. Brandon Foundation, a Section 501(c)(3) not-for-profit organization which was founded by our Chairman and Chief Executive Officer, who serves on the Board of Directors of the foundation.

Repurchase of Class L stock options

At the time of our July 2004 initial public offering, we repurchased from each of Messrs. Silverman and Soignet the outstanding options to purchase shares of our Class L common stock held by them. Each of Messrs. Silverman and Soignet held an option to purchase 7,407 shares of our Class L common stock at an exercise price of $60.75 per share. These options were initially issued in connection with TISM, Inc.’s 1998 recapitalization and became options to purchase shares of our Class L common stock in the reclassification that occurred upon the merger of TISM, Inc. into Domino’s Pizza, Inc. At the initial public offering, upon the conversion of our Class L common stock into shares of our common stock in the reclassification, these options became exercisable for 53,976 shares of our common stock, by converting each option to purchase a share of Class L common stock into an option to purchase one share of common stock plus an additional number of shares of common stock determined by dividing the Class L preference amount, $81.23, by $12.92, the initial public offering price of a share of our common stock in this offering net of the estimated underwriting discount and a pro rata portion, based upon the number of shares being sold in this offering, of the estimated offering-related expenses incurred by us. We paid to each of Messrs. Silverman and Soignet approximately $305,000 in exchange for their Class L stock options, equal to the difference between the aggregate exercise price of such options, approximately $450,000, and the fair market value of the shares issuable upon exercise, approximately $755,000 based on the $14.00 per share initial public offering price.

New Franchisee

James Rosenberg, the son of Robert M. Rosenberg, a director of the Company, recently opened a Domino’s Pizza franchise. James Rosenberg paid $6,500 in customary fees in connection with his Development Agreement with the Company. In accordance with the terms of his standard ten-year Franchise Agreement, James Rosenberg will pay Domino’s a standard royalty rate on the sales at his Domino’s Pizza franchise and will also purchase his food and supplies from the Domino’s Pizza distribution system.

Time Sharing Agreement with David Brandon for Use of Corporate Aircraft

In accordance with the terms of the Time Sharing Agreement between Domino’s Pizza LLC and David Brandon, dated as of December 2, 2002, Mr. Brandon paid the Company $156,955 in 2004 as reimbursement of expenses incurred by the Company in relation to his personal use of the company aircraft.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the common shares represented at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accountants for the current year. Under applicable law, listing requirements and the Company’s By-Laws, abstentions are counted as present; the effect of an abstention is the same as a “no” vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of independent registered public accountants.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee in its discretion could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE CURRENT YEAR.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of January 2, 2005 the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans, and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	7,223,294	$6.50	4,881,014
Equity compensation plans not approved by security holders	—	—	—
Total	7,223,294	$6.50	4,881,014

(a)	Includes 983,768 shares that may be issued under the Domino’s Pizza Employee Stock Payroll Deduction Plan.

TISM, Inc. Fourth Amended and Restated Stock Option Plan

The TISM, Inc. Fourth Amended and Restated Stock Option Plan (the “TISM Plan”) was adopted by our board of directors on June 25, 2003 and approved by our shareholders on June 25, 2003. At January 2, 2005, under the TISM Plan there were outstanding options to purchase 5,520,540 shares of non-voting common stock at a weighted average exercise price of $4.19 per share of which options to purchase 4,070,006 shares were exercisable at a weighted average exercise price of $2.58 per share. In connection with our initial public offering in July of 2004, we amended the TISM Plan to terminate the ability to issue additional options under the TISM Plan. Outstanding awards previously granted under our existing stock option plan will continue to be governed by such plan. The non-voting common stock issuable upon exercise of all such options is convertible into shares of our common stock upon transfer to a non-affiliate of the holder or otherwise in a brokerage transaction.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) was adopted by our board of directors on June 1, 2004 and approved by our shareholders. As of January 2, 2005, the Company had 1,702,754 options to purchase common stock outstanding, at a weighted average exercise price per share equal to $14.00.

The board may make grants to employees, directors, consultants and other service providers. The number of shares to be reserved for issuance under the 2004 Plan includes (1) 5,600,000 shares of common stock plus (2) any shares returned to the 2004 Plan as a result of termination of options that were granted under the 2004 Plan (by reason of forfeiture), plus shares held back in satisfaction of tax withholding requirements from shares that would otherwise have been delivered pursuant to an award.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year will each be 1,000,000. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the 2004 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of non-statutory stock options granted under the 2004 Plan is determined by the administrator, but with respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the 2004 Plan may not exceed ten years.

OTHER MATTERS

Attending the Annual Meeting

The Annual Meeting will take place at Domino’s Pizza’s World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106.

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2006, a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Company no later than December 9, 2005 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 Attention: General Counsel. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals other than Pursuant to Rule 14a-8

Under the Company’s By-Laws any shareholder of record of Domino’s Pizza entitled to vote for the election of directors may nominate candidates for election to the Board of Directors or present other business at an annual meeting if a written notice is received by the Secretary of Domino’s Pizza at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth: (i) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended, (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of shareholder proposals for submission to the Domino’s Pizza Annual Meeting of Shareholders without inclusion in the Company’s 2006 Proxy Statement is March 6, 2006. Unless such notice is received by Domino’s Pizza at its corporate headquarters, Attention Elisa D. Garcia C., Secretary, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Shareholder Communications to the Board of Directors

Shareholders may communicate with the Board of Directors or one or more Directors by sending a letter addressed to the Board or to any one or more Directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 Attention: General Counsel, in an envelope clearly marked “shareholder communication”. The Corporate Secretary’s office will forward such correspondence unopened to either Mr. Hightower or Mr. Rosenberg, or to another independent Director as the Board of Directors may specify from time to time, unless the envelope specifies that it should be delivered to another Director.

“Householding” of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106, or calling Investor Relations at (734) 930-3008.

General Information

A copy of Form 10-K as filed with the Securities and Exchange Commission will be sent to any shareholder without charge upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 1 of this proxy statement.

By order of the Board of Directors.

ELISA D. GARCIA C.
Secretary

Annex A

DOMINO’S PIZZA, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I. Purpose. The Audit Committee of the Board of Directors of Domino’s Pizza, Inc. (the “Company”) shall: (a) appoint, replace and oversee the Company’s independent auditor; (b) oversee the internal and external audit process, including the scope and implementation of the annual audit; (c) assist the Board of Directors in its oversight of the (i) integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the performance of the Company’s internal audit function and the adequacy of the Company’s system of internal controls, (iv) the independent auditor’s qualifications, independence and performance, and (v) compliance with the Company’s Code of Conduct and Code of Ethics for Senior Financial Officers; and (d) prepare the audit committee report that the Securities and Exchange Commission (the “SEC”) rules require to be included in the Company’s annual proxy statement.

II. Composition of the Audit Committee. The Audit Committee shall, subject to the transition rules of the New York Stock Exchange Listing Standards applicable to newly public companies, consist of not less than three members appointed by the Board of Directors who shall satisfy the independence and financial literacy requirements for service on an Audit Committee under applicable law, including the Sarbanes-Oxley Act of 2002, regulation and New York Stock Exchange rules. The Audit Committee shall determine if at least one member is an “audit committee financial expert” as defined in the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended (the “Securities Laws”). The term of each member shall be until the first meeting of directors following the next annual meeting of shareholders unless such member earlier dies, resigns or is removed by the Board of Directors in its discretion. No member of the Audit Committee shall serve on the audit committee of more than two other companies that are subject to reporting requirements under the Securities Laws.

III. Responsibilities and Powers of the Audit Committee. The responsibilities and powers of the Audit Committee are as follows:

A. Retention and Oversight of Independent Auditor

(1) Appoint, retain, evaluate, oversee and, where deemed appropriate, determine any necessary replacement and monitor the rotation of the independent auditor, which shall report directly to the Audit Committee.

(2) Oversee the work of the independent auditor in issuing audit reports or performing other audit, review or attest services for the Company.

(3) Approve the compensation of the independent auditor.

(4) Annually review the performance of the independent auditor including the lead audit and reviewing partners.

(5) Pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services provided to the Company by its independent auditor, including engagement fees and terms. The Audit Committee may delegate the authority to take such action between meetings to one or more designated members of the Audit Committee provided that any such approvals given by such member or members be presented to the full Audit Committee at its next scheduled meeting.

(6) Obtain and review formal written reports, at least annually, from the independent auditor regarding the auditor’s independence, including a delineation of all relationships between the auditor and the Company, discussing with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of such auditor addressing at least the matters set forth in Independence Standards Board Standard No. 1, and take appropriate action to satisfy itself of the independence of the auditor.

(7) Obtain and review a report, at least annually, from the independent auditor describing the independent auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

(8) Establish policies for the Company with respect to hiring of employees or former employees of the independent auditor in accordance with SEC and New York Stock Exchange rules.

B. Oversight and Implementation of the Annual Audit

(1) Evaluate and discuss with the internal auditors the annual plans for the internal audit program, including authority and organizational reporting lines, adequacy of staffing and compensation and the degree of coordination of the respective plans.

(2) Evaluate and discuss with the independent auditor the annual audit plan. Review the audit scope and approach for the independent audit, subsequent changes to the independent audit plan and progress in accomplishing the independent audit plan.

(3) Instruct the internal auditors to advise the Audit Committee of any particular areas that require its attention.

(4) Evaluate internal auditors.

(5) Review significant internal audit reports.

C. Oversight of Financial Statements

(1) Review and discuss with management, the internal audit group and the independent auditor the Company’s system of internal control and its accounting practices. Review management’s and the independent auditor’s judgments about the quality and appropriateness of any suggested changes in the Company’s accounting principles, the reasonableness of significant transactions, the effects of alternative generally accepted accounting principles or methods or how accounting or regulatory pronouncements, off-balance sheet items and the clarity of the financial statements, including the Company’s disclosure of critical accounting policies and other disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. Resolve any disagreements, if any, between management and the independent auditor.

(2) Receive and review a report from the independent auditor discussing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting procedures that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the independent auditor and management, such as any management representation letter or schedule of unadjusted differences.

(3) Review with management and the independent auditor the annual and quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q before filing with the SEC. Review with management the remaining portions of the Form 10-K and each Form 10-Q and any other document filed with the SEC and distributed to shareholders prior to filing or distribution.

(4) Discuss the results of the annual audit and quarterly reviews and any other matters required to be communicated to the Audit Committee by the independent auditor under generally accepted auditing standards, including Statement on Auditing Standards Nos. 50 and 61, and management’s response to any problems or difficulties.

(5) Review and discuss the types of financial information to be included in earnings press releases and in earnings guidance to analysts and rating agencies.

(6) Review pending legal proceedings and other known contingent liabilities that the Audit Committee believes may have a material effect on the financial statements.

D. Oversight of the Company’s Internal Control Systems

(1) Review and discuss with management, the internal auditors and the independent auditor the Company’s system of internal controls related to the financial reporting process, the recommendations of the independent auditor for these controls and the internal auditors for improvements in internal controls and management’s responses to the recommendations related to the financial reporting process, and any special audit steps adopted in light of any material control deficiencies. Receive disclosure from the CEO and CFO, prior to giving their required certifications, regarding any significant deficiencies and material weakness in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

(2) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(3) Assess and discuss with management the Company’s risk assessment and risk management policies and program.

E. Oversight of the Company’s Compliance Program

(1) Review the process of communicating the Company’s Code of Conduct to team members and the Code of Ethics for Senior Financial Officers to finance team members and the process for overseeing team member compliance.

(2) Review the process of assuring the Company’s compliance with laws and regulations.

F. General Responsibilities

(1) Report regularly to the Board of Directors.

(2) Review the adequacy of this Charter annually and submit any proposed amendments to the Board of Directors for approval.

(3) Conduct and present to the Board of Directors an annual evaluation of the performance of the Audit Committee.

(4) Prepare such reports as maybe required by SEC rules.

(5) Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and By-laws and governing law as the Board of Directors or the Audit Committee shall deem appropriate.

IV. Meetings of the Audit Committee. The Audit Committee shall hold regularly scheduled meetings each year. It shall meet separately, at least quarterly, with management, with the internal auditors (or other personnel responsible for the internal audit function) and with the independent auditor to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. Any member of the Audit Committee may call a meeting of the Audit Committee upon due notice to each other member. Any action of the Audit Committee shall be taken by the affirmative vote of a majority of the members. Any action of the Audit Committee may be taken without a meeting if all members of the Audit Committee consent thereto in writing.

V. Advisors. The Audit Committee shall have the sole authority to retain and terminate, at the expense of the Company and without approval of the Board of Directors, such legal, accounting or other advisors as it shall consider appropriate to carry out the duties and responsibilities of the Audit Committee including determining the fees and terms of engagement of such advisors. The Audit Committee shall have the authority to incur, at the expense of the Company and without approval of the Board of Directors, such administrative expenses as the Audit Committee deems necessary or appropriate to provide for the operation and administration of the Audit Committee.

VI. Limitations

A. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These responsibilities remain with management and the outside auditor. Nor is it the duty of the Audit Committee to assure compliance with laws, regulations or any internal rules of the Company.

B. Each member of the Audit Committee shall be entitled to rely on: (i) the integrity of those persons and organizations within and outside the Company from which it receives information, and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, absent actual knowledge to the contrary. In the event of such knowledge, this information shall be reported promptly to the Board of Directors.

C. The Audit Committee members, in adopting this Charter and in agreeing to serve on the Audit Committee, do so in reliance on, among other things, the provisions of the Company’s Certificate of Incorporation which:

(1) together with the Company’s By-laws, provides indemnification for their benefit; and

(2) to the fullest extent provided by law, proves that no director shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

VII. Other Areas of Review. The Audit Committee will review other areas, as it deems necessary, including:

A. Employee Benefit Plans. The Audit Committee shall review with the independent auditor and management the results of the independent auditor’s annual audit of the Company’s employee benefit plans.

B. Tax Returns. The Audit Committee shall review with management and the Company’s tax advisors the status of tax returns, including open years and potential disputes, and it shall review with the independent auditor the adequacy of tax reserves included in the Company’s financial statements.

C. Fraudulent or Illegal Activities. The Audit Committee shall review the circumstances of any fraudulent or illegal activities that may be discovered and any preventative action taken in response to such activities. It shall initiate an investigation of any special situation, if warranted.

D. Compliance. The Audit Committee shall review compliance with all applicable SEC and New York Stock Exchange rules and regulations.

Annex B

Domino’s Pizza, Inc.

Audit and Non-Audit Services Pre-Approval Policy

I.	Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by Domino’s Pizza, Inc.’s (the “Company”) independent auditor, PricewaterhouseCoopers LLP (“PwC”), in order to assure that they do not impair the auditor’s independence. To implement the provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services to be performed by the independent auditor are to be pre-approved.

The SEC’s rules establish two different approaches to pre-approving services that the SEC considers to be equally valid. Proposed services either may be pre-approved by agreeing to a framework with descriptions of allowable services with the Audit Committee (“general pre-approval”), or require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor.

Exhibit I to this Policy describes the Audit, Audit-related, Tax and All Other Services that will be subject to the general pre-approval of the Audit Committee. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor that are subject to general pre-approval. It is expected that such general pre-approval will occur at the first regularly scheduled Audit Committee meeting each year. The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations. Updates to the level of fees associated with the services, subject to general pre-approval, will be provided to the Audit Committee at regularly scheduled Audit Committee meetings.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The Company’s independent auditor has reviewed this Policy and believes that implementation of the Policy will not adversely affect the auditor’s independence.

II.	Delegation

As provided in the Act, the SEC’s rules and the Audit Committee Charter, the Audit Committee may delegate either type of pre-approval authority to its chairperson or any other member or members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.

III.	Audit Services

The annual Audit services engagement scope and terms will be subject to the general pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. Audit services also include the attestation engagement for the independent auditor’s report on management’s assertion on internal controls for financial reporting. The Audit Committee will monitor the Audit services engagement throughout the year and will also approve, if necessary, any changes in terms and conditions resulting from changes in audit scope, Company structure or other items. The Audit Committee will annually pre-approve the Audit services in Exhibit I.

III.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee will grant general pre-approval to Audit-related services.

The Audit Committee will annually pre-approve the Audit-related services in Exhibit I. All other Audit-related services not listed in Exhibit I must be specifically pre-approved by the Audit Committee.

IV.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such tax services since they do not impair independence. Hence, the Audit Committee will grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence.

The Audit Committee will annually pre-approve the Tax services in Exhibit I.

V.	All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general pre-approval to those permissible non-audit services classified as All Other Services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Audit Committee will annually pre-approve the All Other Services in Exhibit I. Permissible other Services not listed in Exhibit I must be specifically pre-approved by the Audit Committee.

PwC is permitted to assist management and the Corporate Internal Audit Department with internal investigations and fact-finding into alleged improprieties; however, these services are subject to specific approval and engagement by the Audit Committee or its delegate (Chairperson).

VI.	Procedures

At the beginning of each year, the Chief Financial Officer (the “CFO”), the Corporate Controller and PwC shall jointly submit to the Audit Committee a schedule of audit, audit-related, tax and other non-audit services that are subject to general pre-approval.

This schedule, referred to as EXHIBIT I, provides a description of each type of service that is subject to general pre-approval and, where possible, will provide projected fees (or a range of projected fees) for each service. The Audit Committee will review and approve the types of services and review the projected fees for the fiscal year at its first regularly scheduled meeting each year. This approval acknowledges that the Audit

Committee is in agreement with the specific types of services that PwC will be permitted to perform. The fee amounts listed on EXHIBIT I will be updated to the extent necessary at each of the regularly scheduled meetings of the Audit Committee. If the Company determines that the fees for services that have been pre-approved will exceed the projected fee amount in excess of $ 500,000 before a regularly scheduled meeting occurs, specific pre-approval by the chairperson of the Audit Committee must be obtained before fees over $500,000 are provided.

If subsequent to the approval of EXHIBIT I by the Audit Committee, the Company determines that it would like to engage PwC to perform a service not included on the EXHIBIT I list, the Company will discuss such services at the next regularly scheduled Audit Committee meeting so that specific approval can be obtained. If the timing of the project is critical and the project needs to commence before the regularly scheduled meeting, the specific pre-approval by the chairperson of the Audit Committee must be obtained before any services are provided. Services for fees less than $500,000 will be pre-approved by the Chief Financial Officer. PwC must not commence any such project until specific approval has been given. In addition, at the next regularly scheduled meeting of the Audit Committee, the additional service pre-approved by the Chair will be approved by the entire Audit Committee.

Annex C

Domino’s Pizza, Inc.

Officers and Directors

Executive Officers

David A. Brandon

Chairman of the Board, Chief Executive Officer and Director

Harry J. Silverman

Executive Vice President of Finance and Chief Financial Officer, Director

Michael D. Soignet

Executive Vice President of Maintain High Standards—Distribution

J. Patrick Doyle

Executive Vice President, Domino’s Pizza, Inc. and Leader of TEAM U.S.A.

Ken C. Calwell

Executive Vice President of Build the Brand

James G. Stansik

Executive Vice President of Flawless Execution—Franchise Operations

Michael T. Lawton

Executive Vice President of International

Patricia A. Wilmot

Executive Vice President of PeopleFirst

Elisa D. Garcia C.

Executive Vice President, General Counsel and Secretary

Lynn M. Liddle

Executive Vice President of Communications and Investor Relations

Timothy J. Monteith

Chief Information Officer

Outside Directors

Andrew B. Balson

Director

Dennis F. Hightower

Director

Mark E. Nunnelly

Director

Robert M. Rosenberg

Director

ATTN: GENERAL COUNSEL 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48106

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 4, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

As a shareholder, if you would like to reduce the costs incurred by Domino’s Pizza, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Domino’s Pizza, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOMINO’S PIZZA, INC.

The Board of Directors recommends a vote FOR the nominees and FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current year.

Vote on Directors

1. Election of Directors: NOMINEES:

01 Vernon “Bud” O. Hamilton

02 Andrew B. Balson

For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.

Vote on Proposal For Against Abstain

2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current year.

In their discretion, the proxies are authorized to vote upon such other bueiinss as may properly come before the meeting.

I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For comments, please check this box and write them on back the where indicated

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Signature [PLEASE SIGN WITHIN BOX] Date

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Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet.

DOMINO’S PIZZA, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING

May 5, 2005 10:00 a.m. ET

The undersigned hereby constitutes and appoints David A. Brandon, Harry J. Silverman and Elisa D. Garcia C., and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106, on Thursday, May 5, 2005, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current year.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)